Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 06:32 PM 09/09/2009 FILED 06:27 PM 09/09/2009 SRV 090843652 – 4728972 FILE

EVERGREEN UNMANNED SYSTEMS, INC.

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

Article One: Name

The name of this corporation is EVERGREEN UNMANNED SYSTEMS, Inc.

Article Two: Purposes

The purpose for which this corporation is formed is engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Three: Registered Office and Agent

The address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

Article Four: Principal Office

The business address of the corporation’s principal office is 3850 Three Mile Lane McMinnville OR, 97128.

Article Five: Duration

The period of this corporation’s duration is perpetual

Article Six: Incorporator

The names and addresses of the incorporators are:

Name	Address
Gwenna R. Wootress	3850 Three Mile Lane, McMinnville OR 97128

Article Seven: Capitalization

The total number of shares of all classes of stock, which the corporation shall have authority to issue, is 1000 shares of common stock at no par value per share.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this on this 9th day of September 2009.

By:	/s/ Gwenna R. Wootress
Gwenna R. Wootress, Incorporator